UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________

SCHEDULE 14A

___________________

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)

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Filed by a Party other than the Registrant	☐

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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

RumbleOn, Inc.
(Name of Registrant as Specified in its Charter)

_________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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RumbleOn, Inc.
901 W. Walnut Hill Lane, Suite 110A
Irving, Texas 75038

Dear Shareholders:

On behalf of the RumbleOn team, it is my pleasure to invite you to attend our 2024 Annual Meeting of Shareholders, which is scheduled to be held virtually on Tuesday, June 4, 2024, at 8:00 a.m. Central Time. In addition, I want to express my appreciation for your support and belief in RumbleOn’s promising future. Having spent my entire career in the powersports industry, I am extremely excited to be leading this company. Today, I have even more conviction about our opportunity than when I joined just a few months ago.

Vision 2026:

On March 14, 2024, we introduced our three-year operating plan called Vision 2026, which is guided by our First Principle of creating and maximizing long-term per share value.

We expect the following to be achieved by calendar year 2026 while maintaining a healthy balance sheet1:·

•        Annual revenue in excess of $1.7 billion;

•        Annual Adjusted EBITDA2 of greater than $150 million; and

•        Annual Adjusted Free Cash Flow3 of $90 million or more4.

We expect to achieve Vision 2026 and maintain a healthy balance sheet within our target leverage ratio of 1.5x-2.5x net debt/EBITDA.

To achieve our Vision 2026 goals, the RumbleOn team will focus on the following three strategic pillars:

1)      Leverage our national scale to run the best performing dealerships in America, supported by an aligned and efficient corporate office;

2)      Grow our differentiated RideNow Cash Offer Technology to drive our pre-owned business; and

3)      Effectively allocate the capital we create through operations, including strategic accretive acquisitions.

Below is additional detail on these important strategies:

Leveraging our national scale to run the best performing dealerships in America supported by an aligned and efficient corporate office.    We will measure and define our dealership performance by using Net Profit and Customer Satisfaction metrics and have put several strategies in place to accomplish this. Strong manufacturer relationships are foundational to that success, as well as having an agile organization focused on the rider. This rider focused passion is what drives our culture.

____________

1        See the important notice regarding forward-looking statements in the accompanying Proxy Statement.

2        Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to U.S. GAAP. We define Adjusted EBITDA as net income (loss) adjusted to add back interest expense, depreciation and amortization, the impact of income taxes, discontinued operations, non-cash stock-based compensation costs, the non-cash impairment of goodwill and franchise rights, transaction costs, certain litigation expenses not associated with our ongoing operations, and other non-recurring costs and credits, such as the gain on the sale of a dealership, insurance proceeds and costs attributable to an abandoned project, as such we do not consider such recoveries, charges and expenses to be a part of our core business operations, and they not necessarily an indicator of ongoing, future company performance.

3        Adjusted Free Cash Flow is a non-GAAP financial measure and should not be considered as an alternative to cash flows or as a measure of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to U.S. GAAP. We define Adjusted Free Cash Flow as cash flows from operating activities of continuing operations less capital expenditures (excluding acquisitions).

4        With respect to our 2026 Adjusted EBITDA and Adjusted Free Cash Flow targets, a reconciliation of these non-GAAP measures to the corresponding GAAP measures is not available without unreasonable effort due to the complexity of the reconciling items that we exclude from the non-GAAP measure or the variables going into the calculation of operating cash flows.

Growing our RideNow Cash Offer Tool as a point of differentiation to drive the Pre-Owned business.    The pre-owned inventory market is a high-return area of growth for us and we are committed to intensifying our efforts on expanding this business. With the largest brick and mortar retail footprint in the country, we are aligning our store base with our Cash Offer operation to drive efficiencies in both the buying and retailing of pre-owned products. In addition, we plan to pilot our first standalone, brick & mortar, pre-owned dealership in 2024, which will leverage our RideNow brand and a store operations team with more than 30 years of retail know-how.

Effectively allocate the capital we create through operations, including strategic accretive acquisitions.    Our decisions around capital allocation will always be guided by our First Principle which is to create the greatest long-term per-share value. We continually evaluate our dealership footprint and opportunities to strengthen it, whether by adding locations or exiting non-performing ones. With 55% of our common stock held by our Board of Directors and the majority of my compensation directly tied to increasing our stock price, rest assured, we will think and act like true owners at every step of the way.

Our energy and focus will be our Vision 2026 plan and how we will shape the business to drive per share value over the coming years. It might take longer to get there based on macro or industry headwinds or key OEM product lifecycle timing; alternatively, we may get there earlier. But make no mistake, we will never take our eye off our First Principle at every stage of the journey; creating long-term per-share value for our shareholders.

I want to acknowledge and thank key stakeholders for our Company. Our team of employees have done a lot of work over the last few months to develop our Vision 2026 plan and design the measures and activities to make it a reality. They continue to work hard in turning the company around. I also acknowledge the strong relationships with our manufacture partners who deliver great products and support programs to drive our mutual success at retail. Finally, I am grateful to our Board of Directors for their insights and advice and to you, our shareholders, for your confidence in our ability to create value in the coming years.

In closing, I hope you will participate in the Annual Meeting and ask for your support of our directors and the other items described in the accompanying Proxy Statement. Your participation is important, so please exercise your right to vote.

Sincerely,

Michael Kennedy
Chief Executive Officer

RumbleOn, Inc.
901 W. Walnut Hill Lane, Suite 110A
Irving, Texas 75038

NOTICE OF THE 2024 ANNUAL MEETING OF SHAREHOLDERS

You are cordially invited to attend the 2024 Annual Meeting of Shareholders of RumbleOn, Inc., a Nevada corporation (the “Company,” “we,” “us,” or “our”) on Tuesday, June 4, 2024 at 8:00 a.m. Central Time. The Annual Meeting will be held in a virtual format only, via a live webcast on the Internet, with no physical in-person meeting. You will be able to attend, participate, vote and submit questions at the Annual Meeting online by visiting www.virtualshareholdermeeting.com/RMBL2024 during the meeting.

We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying Proxy Statement:

(1)    To elect seven directors, serving for a term until the 2025 Annual Meeting of Shareholders, or until their successors are duly elected and qualified, which we refer to as the “Director Election Proposal”;

(2)    To obtain advisory approval of the Company’s executive compensation (“Say on Pay”), which we refer to as the “Say on Pay Proposal”;

(3)    To ratify the appointment of BDO USA, P.C. (“BDO”) as our independent registered public accounting firm for the fiscal year ending December 31, 2024, which we refer to as the “Auditor Proposal”; and

(4)    To transact any other business that is properly presented at the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The Board of Directors recommends that you vote FOR the election of all the director nominees, FOR the advisory approval of the Company’s executive compensation (Say on Pay), and FOR the ratification of the appointment of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2024. Please refer to the accompanying Proxy Statement for detailed information on each of the proposals and the Annual Meeting.

The close of business on Monday, April 8, 2023 has been fixed as the record date for the Annual Meeting (the “Record Date”). Only holders of record of RumbleOn Class A and Class B common stock on the Record Date are entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements of the Annual Meeting. This notice of Annual Meeting, Proxy Statement, proxy card and copy of the Annual Report for the year ended December 31, 2023 are being distributed to shareholders on or about April 24, 2024.

Your vote at the Annual Meeting is important. Even if you plan to attend the Annual Meeting, we ask that you please cast your vote as soon as possible. As more fully described in the accompanying Proxy Statement, you may revoke your proxy and reclaim your right to vote at any time prior to its use.

By order of the Board of Directors:

Steven Pully
Chairman
RumbleOn, Inc.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 4, 2024

The accompanying Proxy Statement and the 2023 Annual Report are available at
www.proxyvote.com

This Proxy Statement and the accompanying proxy materials (including the letter to shareholders and notice of annual meeting) may contain “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995, which statements may be identified by words such as “expects,” “plans”, “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this Proxy Statement and speak only as of such date. Shareholders are advised to consider the factors listed under the heading “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K and other filings made with the Securities and Exchange Commission, as such statements may be updated and amended from time to time, which factors may cause actual future events to differ materially from our expectations as of the date of this Proxy Statement. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

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PROXY STATEMENT

This Proxy Statement contains information relating to the solicitation of proxies by the Board of Directors (the “Board”) of RumbleOn, Inc. (“RumbleOn” or the “Company,” or “we,” “us,” and “our”) for use at our 2024 Annual Meeting of Shareholders (the “Annual Meeting”). Our Annual Meeting will be held in a virtual-only meeting format on Tuesday, June 4, 2024 at 8:00 a.m. Central Time. We believe that hosting a virtual Annual Meeting enables greater shareholder access, attendance and participation, improves meeting efficiency and provides a consistent experience to all shareholders regardless of location. We will provide a live webcast of the Annual Meeting at www.virtualshareholdermeeting.com/RMBL2024, where you will be able to submit questions and vote online. You will not be able to attend the meeting at a physical location.

The close of business on Monday, April 8, 2024 has been fixed as the record date for the Annual Meeting (the “Record Date”). Only holders of record of RumbleOn Class A and Class B common stock on the Record Date are entitled to notice of, and to vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting. As of the Record Date, there were 50,000 shares of Class A common stock and 35,194,429 shares of Class B common stock issued and outstanding and entitled to vote at the Annual Meeting. This Proxy Statement and form of proxy are first being mailed to shareholders on or about April 24, 2024.

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING

What is the purpose of our Annual Meeting?

Our Annual Meeting will be held for the following purposes:

(1)    To elect seven directors, serving for a term until the 2025 Annual Meeting of Shareholders, or until their successors are duly elected and qualified, which we refer to as the “Director Election Proposal”;

(2)    To obtain advisory approval of the Company’s executive compensation (“Say on Pay”), which we refer to as the “Say on Pay Proposal”;

(3)    To ratify the appointment of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2024, which we refer to as the “Auditor Proposal”; and

(4)    To transact any other business that is properly presented at the Annual Meeting or any adjournments or postponements of the Annual Meeting.

In addition, senior management will report on our business and respond to your questions of general interest regarding the Company.

How can I access the virtual Annual Meeting?

The live audio webcast of the Annual Meeting will begin promptly at 8:00 a.m. Central Time on June 4, 2024. To be admitted to the virtual Annual Meeting, you will need to log in at www.virtualshareholdermeeting.com/RMBL2024 using the 16-digit control number found on the proxy card previously mailed or made available to shareholders entitled to vote at the Annual Meeting. Because the Annual Meeting will be a completely virtual meeting, there will be no physical location for shareholders to attend.

Online access to the audio webcast will open 15 minutes prior to the start of the Annual Meeting to allow time for you to log in and test your device’s audio system. The virtual Annual Meeting is running the most updated version of the applicable software and plugins. You should ensure you have a strong Internet connection wherever you intend to participate in the Annual Meeting. You should also allow plenty of time to log in and ensure that you can hear streaming audio prior to the start of the Annual Meeting.

Will I be able to ask questions and have these questions answered during the virtual Annual Meeting?

If you wish to submit a question, you may do so by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/RMBL2024 using the 16-digit control number found on the proxy card. Once you have logged in, you will need to type your question into the “Ask a Question” field and click “Submit.” You may submit questions prior to or during the meeting. Appropriate questions related to the proposals being voted upon will be answered during the Annual Meeting, subject to time constraints. Additional information regarding the ability of shareholders to ask questions during the Annual Meeting, as well as rules of conduct and other materials for the Annual Meeting, will be available at www.virtualshareholdermeeting.com/RMBL2024.

What happens if there are technical difficulties during the Annual Meeting?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting, voting at the Annual Meeting or submitting questions at the Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the log in page at www.virtualshareholdermeeting.com/RMBL2024.

What are the voting rights of RumbleOn shareholders?

For each share of Class A common stock held at the Record Date, a shareholder is entitled to ten votes per share on each of the director nominees and ten votes per share on each other matter properly presented at the Annual Meeting.

For each share of Class B common stock held at the Record Date, a shareholder is entitled to one vote per share on each of the director nominees and one vote per share on each other matter properly presented at the Annual Meeting.

What constitutes a quorum?

The presence in person or by proxy of the holders of one-third (33%) of the shares issued and outstanding and entitled to vote at the Annual Meeting constitutes a quorum with respect to all matters presented. If you submit a properly executed proxy or voting instruction card or properly cast your vote via the Internet, your shares will be considered part of the quorum even if you abstain from voting or withhold authority to vote as to a particular proposal. Pursuant to our Amended and Restated Bylaws, as amended (the “Amended and Restated Bylaws”), “broker non-votes” will be considered as present for purposes of determining whether a quorum exists.

What are “broker non-votes?”

“Broker non-votes” occur when shares held by a brokerage firm are not voted with respect to a proposal because the firm has not received voting instructions from the shareholder and the firm does not have the authority to vote the shares in its discretion. Under applicable rules, the Director Election Proposal and the Say on Pay Proposal are “non-routine” proposals and as such a broker does not have the discretion to vote on these proposals, if the broker has not received instructions from the beneficial owner of the shares. Brokers have the authority to vote on the Auditor Proposal if they have not received instructions from the beneficial owner of the shares.

Will my shares be voted if I do not provide my proxy?

If you are the “beneficial owner” of your shares, meaning that your shares are held by a brokerage firm, a bank, or through another holder of record and you do not provide the firm specific voting instructions, such firm will not have the authority to vote your shares for the Director Election Proposal or the Say on Pay Proposal, and your shares will not be voted and will be considered “broker non-votes,” with respect to these proposals. We urge you to provide voting instructions so that your shares will be voted. If you hold your shares directly in your own name, your shares will not be voted unless you provide a proxy or vote before or during the virtual Annual Meeting.

How do I vote?

RumbleOn shareholders of record on April 4, 2024 have four ways to vote:

•        By Internet at www.proxyvote.com until 11:59 p.m. Eastern Time on June 3, 2024 (have your 16-digit shareholder control number, which can be found on your proxy card, in hand when you access the website);

•        By toll-free telephone at 1-800-690-6903 until 11:59 p.m. Eastern Time on June 3, 2024 (have your 16-digit shareholder control number, which can be found on your proxy card, in hand when you access the website);

•        By mail, by marking, signing, and dating your proxy card and returning it in the postage-paid envelope provided to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717; or

•        Online during the Annual Meeting at www.virtualshareholdermeeting.com/RMBL2024 (have your 16-digit shareholder control number, which can be found on your proxy card, in hand when you vote online during the meeting).

Whether or not you plan to attend the meeting, we encourage you to vote by proxy as soon as possible. In order to be counted, proxies submitted by Internet or telephone must be received by 11:59 p.m. Eastern Time on June 3, 2024. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.

If your shares are registered in the name of broker, bank or other nominee (typically referred to as being held in “street name”), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting will also be offered to shareholders owning shares through certain banks and brokers.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may change your vote via the Internet, by signing and mailing a new proxy card with a later date, or by participating in the virtual Annual Meeting and voting in person (only your latest proxy submitted prior to the Annual Meeting or our vote during the virtual Annual Meeting will be counted). However, your participation in the virtual Annual Meeting will not automatically revoke your proxy unless you vote at the virtual Annual Meeting or specifically request in writing that your prior proxy be revoked.

What vote is required to approve each proposal at the Annual Meeting?

Proposal 1 — Director Election Proposal.

In accordance with the Company’s Amended and Restated Bylaws and Nevada law, the vote required to elect each director is a plurality vote. Withheld votes and broker non-votes will have no effect on the outcome of this proposal.

Proposal 2 — Say on Pay Proposal.

The vote required to approve the Say on Pay Proposal is a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

Proposal 3 — Auditor Proposal.

The vote required to approve the Auditor Proposal is a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes will have the same effect as a vote against this proposal. Brokers have the authority to vote on the Auditor Proposal even if they have not received instructions from the beneficial owner of the shares.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote:

•        FOR Proposal 1: the Director Election Proposal;

•        FOR Proposal 2: the Say on Pay Proposal; and

•        FOR Proposal 3: the Auditor Proposal.

How will the persons named as proxies vote?

If you complete and submit a proxy, the persons named as proxies will follow your voting instructions. If you submit and sign a proxy but do not provide instructions or if your instructions are unclear, the persons named as proxies will vote your shares in accordance with the recommendations of the Board, as set forth above.

With respect to any other proposal that properly comes before the Annual Meeting, the persons named as proxies will vote as recommended by our Board or, if no recommendation is given, in their own discretion.

Who will pay for the cost of soliciting proxies?

We will pay for the cost of soliciting proxies. RumbleOn will also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions. In addition to the use of postal services or the Internet, proxies may be solicited by officers and employees of the Company (none of whom will receive any additional compensation for any assistance they may provide in the solicitation of proxies) in person or by telephone.

PROPOSAL 1: DIRECTOR ELECTION PROPOSAL

On April 16, 2024, our Board approved an amendment to our Amended and Restated Bylaws that eliminated the previous classification of directors into Class I, Class II and Class II directors, with one class being elected each year to serve a staggered three-year term. As a result, our Board currently consists of seven members, all of whom serve for a term expiring at the 2024 Annual Meeting. Similarly, all directors elected at the 2024 Annual Meeting will serve for a one-year term, expiring at the 2025 Annual Meeting. Our Board is committed to sound corporate governance principles and practices and believes that shareholders should annually vote for the election of all directors.

Upon the recommendation of our Nominating and Corporate Governance Committee (“N&CG Committee”), our Board has nominated the seven persons listed below to stand for election at the 2024 Annual Meeting and serve for a term until the 2025 Annual Meeting of Shareholders, or until their successors are duly elected and qualified. Each nominee listed below is willing and able to serve as a director of RumbleOn.

Below are the names of and certain information regarding our director nominees. All director nominees were previously nominated by the Company’s N&CG Committee and the full Board.

Name	Age	Position
Mark Cohen	42	Current Director/Director Nominee
William Coulter	68	Current Director/Director Nominee
Michael Kennedy	56	Current Director/Director Nominee
Rebecca Polak	53	Current Director/Director Nominee
Steven Pully	64	Current Director/Director Nominee
Michael Quartieri	55	Current Director/Director Nominee
Mark Tkach	67	Current Director/Director Nominee

DIRECTOR NOMINEES

Mark Cohen has served as a director of the Company since August 30, 2023. Mr. Cohen is the founder and managing partner of Stone House Capital Management, LLC (“Stone House”), a significant shareholder of the Company, and was appointed to the Board pursuant to the board nomination right granted to Stone House under the Standby Purchase Agreement, dated August 8, 2023, entered into by and among the Company, Stone House, Mark Tkach and William Coulter in connection with the rights offering completed by the Company in December 2023 (the “Rights Offering”). Mr. Cohen founded Stone House, a SEC registered investment advisor, in 2010. Prior to founding Stone House, he was an Investment Analyst at Force Capital Management, LLC. Mr. Cohen holds a B.S. in Economics from the University of Pennsylvania’s Wharton School.

We believe that Mr. Cohen possesses attributes that qualify him to serve as a member of the Board, including his investment experience in a wide range of public companies, which provides him with valuable insights and perspectives that can assist the Board.

William Coulter has served as a director of the Company since July 14, 2023. Previously, Mr. Coulter served as an executive officer and a director of RumbleOn and Executive Vice Chairman from August 2021 until February 2022 and as a Board observer from June 14, 2023 through July 14, 2023. Mr. Coulter currently serves as the Manager of Coulter Management Group LLLP, a business Mr. Coulter founded in 2011 to manage multiple auto dealerships and investments in real estate. Prior to joining the Company, Mr. Coulter served as a co-founder of RideNow with Mr. Tkach. He has significant experience in all aspects of powersports operations, including overseeing RideNow’s financial and growth strategies from 1989 until it was acquired by the Company in August 2021. Under Mr. Coulter’s leadership, RideNow grew from a single dealership into the largest powersports group of companies in the United States. Mr. Coulter has worked for auto dealerships for over 50 years and is an owner of several award-winning, Arizona-based auto dealerships.

We believe that Mr. Coulter possesses attributes that qualify him to serve as a member of our Board, including his extensive experience in the powersports and automotive sales industries.

Michael Kennedy has served as a director of the Company and as Chief Executive Officer since November 1, 2023. He previously served as the President and Chief Executive Officer of Vance & Hines, LLC from April 2019 until October 2023. Prior to that Mr. Kennedy served as Founder and Managing Partner of MWK Partner Advisors from December 2017 until March 2019. Mr. Kennedy is an accomplished powersports industry veteran with over three decades of experience in strategy, commercial operations, financial management, and manufacturing at leading powersports companies. He earned a B.A. in Organizational Communications from the University of Wisconsin-Whitewater and an M.B.A. from Northwestern’s Kellogg School of Management.

We believe that Mr. Kennedy possesses attributes that qualify him to serve as a member of our Board, including his strategic and operational experience and his extensive background in the powersports industry.

Rebecca Polak has served as a director of the Company since May 9, 2023. From October 2020 to June 2022, Ms. Polak served as the Chief Commercial Officer and General Counsel of CarLotz, Inc. (NASDAQ: LOTZ), now known as Shift Technologies, Inc. (NASDAQ: SFT). Ms. Polak served as an executive officer of Shift Technologies, Inc. during the two-year period prior to October 9, 2023, the date on which such company filed a petition for relief under the federal bankruptcy laws in order to implement a systematic closure of its business. Prior to joining CarLotz, Ms. Polak was employed at KAR Auction Services, Inc. (NYSE: KAR), now known as OPENLANE, Inc., and served as its Chief Legal Officer and President of TradeRev from October 2017 to October 2019 and Secretary of KAR from April 2007 until October 2019. Ms. Polak previously served as Executive Vice President and General Counsel for KAR from April 2007 to October 2017, the Assistant General Counsel and Assistant Secretary of ADESA, Inc. from February 2005 to April 2007 and as Vice President of ADESA from December 2006 to April 2007. Prior to joining ADESA, Ms. Polak practiced corporate and securities law with Krieg DeVault from 2000 to 2005 and with Haynes and Boone from 1995 to 1999. She has served as a director of Moatable, Inc. (NYSE: MTBL) since October 2023. Ms. Polak received her J.D. from the Southern Methodist University Dedman School of Law, cum laude, and her B.A. in English from Indiana University Bloomington.

We believe that Ms. Polak possesses attributes that qualify her to serve as a member of our Board, including her executive experience in automotive wholesale and retail operations and her extensive legal and mergers & acquisitions experience, including within the automotive industry.

Steven Pully has served as a director of the Company since May 11, 2023. He served as our Chairman from June 15, 2023 through July 14, 2023 and as our Executive Chairman from July 14, 2023 through December 15, 2023. Upon the expiration of his term as Executive Chairman, Mr. Pully was re-appointed to serve as Chairman of our Board. Mr. Pully is currently a partner of Speyside Partners, an investment banking firm that he co-founded in 2017, and he also serves on other public and private company boards and in executive positions for various private companies. Mr. Pully has served as Chairman of the Board of Enzo Biochem, Inc. (NYSE: ENZ), a biomedical research and development company since October 2023, and in the last five years has also served on the following public company boards: Bellatrix Exploration, Goodrich Petroleum Corporation, Harvest Oil and Gas, Titan Energy and VAALCO Energy. Earlier in his career, Mr. Pully worked in the hedge fund industry, as an investment banker, and as an attorney. He is a Chartered Financial Analyst and is licensed as a Certified Public Accountant in the State of Texas and a member of the State Bar of Texas.

We believe that Mr. Pully possesses attributes that qualify him to serve as a member of our Board, including his experience as a public company director, his financial and legal expertise, and experience serving in various executive leadership roles.

Michael Quartieri has served as a director of the Company since April 16, 2024. He has been the Senior Vice President and Chief Financial Officer of Dave & Buster’s Entertainment, Inc. (NASDAQ: PLAY) since January 2022 and will retire from such positions effective as of April 30, 2024. Mr. Quartieri served as Executive Vice President, Chief Financial Officer and Secretary of LiveOne, Inc. (NASDAQ: LVO) from November 2020 until December 2021. He served as Executive Vice President, Chief Financial Officer, Treasurer and Secretary at Scientific Games Corporation from November 2015 until June 2020. Mr. Quartieri held various positions at Las Vegas Sands, Corp. (NYSE: LVS) from October 2006 until November 2015, including Senior Vice President, Chief Accounting Officer and Global Controller. He previously spent thirteen years in various positions at Deloitte & Touche. He has served on the board of directors of Gambling.com Group (NASDAQ: GAMB) since July 2022. Mr. Quartieri holds a B.S. Accounting and a M. Acc. from the University of Southern California and maintains a CPA certificate from the State of California.

We believe Mr. Quartieri possesses attributes that qualify him to serve as a member of our Board, including his leadership and accounting experience at numerous public companies, and his financial expertise.

Mark Tkach has served as a director of the Company since December 21, 2023. He served as our Interim Chief Executive Officer and on our Board from June 16, 2023 until November 1, 2023, at which time he became a Board observer. Mr. Tkach previously served as a director and as an executive officer of the Company from August 2021 until February 2022. Mr. Tkach also serves as a consultant for Coulter Management Group, LLLP, a business that manages auto dealerships and investments in real estate. Before joining the Company, Mr. Tkach served as a co-founder of RideNow and oversaw its strategic growth from 1989 until it was acquired by the Company in August of 2021. Mr. Tkach has over 40 years of experience in powersports operations.

We believe that Mr. Tkach possesses attributes that qualify him to serve as a member of our Board, including his extensive experience in the powersports and automotive sales industries.

Vote Required and Board Recommendation

In accordance with the Company’s Amended and Restated Bylaws and Nevada law, the vote required to elect each director is a plurality of the votes cast. The Board recommends that you vote “FOR” the election of all director nominees.

CORPORATE GOVERNANCE

Corporate Governance Principles and Code of Ethics

Our Board is committed to sound corporate governance principles and practices. Our Board’s core principles of corporate governance are set forth in our Corporate Governance Principles. In order to clearly set forth our commitment to conduct our operations in accordance with our high standards of business ethics and applicable laws and regulations, our Board also adopted a Code of Business Conduct and Ethics, which is applicable to all directors, officers, and employees. A copy of the Code of Business Conduct and Ethics and the Corporate Governance Principles is available under the Investors tab of our website at www.rumbleon.com. You also may obtain without charge a printed copy of the Code of Business Conduct and Ethics and Corporate Governance Principles by sending a written request to: Investor Relations, RumbleOn, Inc., 901 W. Walnut Hill Lane, Suite 110A, Irving, Texas 75038.

Board of Directors

The business and affairs of our Company are managed by or under the direction of the Board. The Board is currently composed of seven members. Our Amended and Restated Bylaws require that we have an independent Chairman of the Board.

The Board held twenty-eight meetings and took ten actions by unanimous written consent during the year ended December 31, 2023. In 2023, each person serving as a director attended at least 75% of the total number of meetings of our Board and any Board committee on which he or she served.

Our directors are expected to attend our Annual Meeting. Any director who is unable to attend our Annual Meeting is expected to notify the Chairman in advance of the Annual Meeting. All of our directors serving at the time of the 2023 Annual Meeting of Shareholders were in attendance.

Board Committees

Pursuant to our Amended and Restated Bylaws, our Board may designate one or more committees, each consisting of one or more directors, and delegate all the authority of the Board to any such committee, except with regard to certain actions described in the Amended and Restated Bylaws, including those requiring shareholder approval under Nevada law.

Our Board has established three separately designated standing committees to assist the Board in discharging its responsibilities: the Audit Committee, the Compensation Committee, and the N&CG Committee. The charters for the Audit Committee, the Compensation Committee, and the N&CG Committee set forth the scope of the responsibilities of that committee. The Board will assess the effectiveness and contribution of each committee on an annual basis. These charters are available at www.rumbleon.com, and you may obtain a printed copy of any of these charters by sending a written request to: Investor Relations, RumbleOn, Inc., 901 W. Walnut Hill Lane, Suite 110A, Irving, Texas 75038.

In addition, the Board may establish special committees. In June 2023, our Board established the Executive Transition Committee to oversee the recruitment of a permanent chief executive officer. On August 8, 2023, the Board established a Special Committee in connection with the consideration and approval of the Rights Offering and Standby Purchase Agreement.

Audit Committee.

We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The current members of the Audit Committee are Steven Pully (chair), Mark Cohen and Rebecca Polak. Melvin Flanigan served on our Audit Committee from June 15, 2023 through April 8, 2024. Kevin Westfall served on our Audit Committee through December 21, 2023. Michael Marchlik and Shin Lee served on our Audit Committee through June 15, 2023. Denmar Dixon served on the Audit Committee through January 18, 2023. The Board has determined that Steven Pully is an “audit committee financial expert,” as defined in Item 407 of Regulation S-K.

The primary function of the Audit Committee is to assist the Board in fulfilling its responsibilities by overseeing our accounting and financial processes and the audits of our financial statements. The independent auditor is ultimately accountable to the Audit Committee, as representative of the shareholders. The Audit Committee has the ultimate authority and direct responsibility for the selection, appointment, compensation, retention, and oversight of the work for which our independent auditor is engaged for the purpose of preparing and issuing an audit report or performing other audit, review or attest services for us (including the resolution of disagreements between management and the independent auditors regarding financial reporting), and the independent auditor must report directly to the Audit Committee. The Audit Committee also is responsible for the review of proposed transactions between us and related parties. A complete description of the Audit Committee’s responsibilities is included in its charter, which is available at www.rumbleon.com.

The Audit Committee held nine meetings and took one action by unanimous written consent during the year ended December 31, 2023. Mark Cohen was appointed to the Audit Committee on April 16, 2024 and therefore did not participate in any Audit Committee meetings during the fiscal year ended December 31, 2023.

Compensation Committee.

The current members of the Compensation Committee are Rebecca Polak (chair), Mark Cohen and Steven Pully. Melvin Flanigan served on our Compensation Committee from June 15, 2023 through April 8, 2024. Kevin Westfall served on our Compensation Committee from July 14, 2023 through December 21, 2023. Adam Alexander, Shin Lee and Michael Marchlik served on our Compensation Committee through June 15, 2023. The Compensation Committee was established to, among other things, administer and approve all elements of compensation and awards for our executive officers. The Compensation Committee has the responsibility to review and approve the business goals and objectives relevant to each executive officer’s compensation, evaluate individual performance of each executive in light of those goals and objectives, and determine and approve each executive’s compensation based on this evaluation. A complete description of the Compensation Committee’s responsibilities is included in its charter, which is available at www.rumbleon.com.

The Compensation Committee held five meetings and took two actions by unanimous written consent during the year ended December 31, 2023. Steven Pully was appointed to the Compensation Committee on April 16, 2024 and previously served on the Compensation Committee from June 15, 2023 through July 14, 2023.

Nominating and Corporate Governance Committee.

The current members of the N&CG Committee are Mark Cohen (Chair) and Rebecca Polak. Melvin Flanigan served on our N&CG Committee from June 15, 2023 through April 8, 2024. Shin Lee served on our N&CG Committee through July 29, 2023. Adam Alexander and Kevin Westfall served on our N&CG Committee through June 15, 2023. Denmar Dixon served on the N&CG Committee through January 18, 2023. The N&CG Committee is responsible for identifying individuals qualified to become members of the Board or any committee thereof, recommending nominees for election as directors at each annual shareholder meeting, recommending candidates to fill any vacancies on the Board or any committee thereof, and overseeing the evaluation of the Board. A complete description of the N&CG Committee’s responsibilities is included in its charter, which is available at www.rumbleon.com.

The N&CG Committee held five meetings and took two actions by unanimous written consent during the year ended December 31, 2022. Mark Cohen was appointed to the N&CG Committee on April 16, 2024 and therefore did not participate in any N&CG Committee meetings during the fiscal year ended December 31, 2023.

Executive Transition Committee.

The members of the Executive Transition Committee were Mark Tkach (chair), Steve Pully, Kevin Westfall, Bill Coulter (non-voting until he was elected to the Board), Shin Lee and Rebecca Polak. The Executive Transition Committee was established to oversee the recruitment of a permanent chief executive officer, including evaluating and recommending candidates for the Board’s consideration and approval. The Committee’s work concluded after Mike Kennedy was hired as Chief Executive Officer effective as of November 1, 2023.

Special Committee.

The members of the Special Committee were Melvin Flanigan, Rebecca Polak and Kevin Westfall. The Special Committee was established in connection with the consideration and approval of the Rights Offering and Standby Purchase Agreement. The Special Committee’s work concluded after the completion of the Rights Offering in December 2023.

Board Leadership

Our Amended and Restated Bylaws require that we have an independent Chairman of the Board to preside over all meetings of the Board of Directors and shareholders. Steven Pully, an independent director, serves as our Chairman.

Board Oversight of Enterprise Risk

The Board is actively involved in the oversight and management of risks that could affect the Company. This oversight and management is conducted primarily through the committees of the Board identified above, but the full Board has retained responsibility for general oversight of risks and for cybersecurity risks. Senior leadership regularly briefs our Board on our cybersecurity and information security posture and our Board is apprised of cybersecurity incidents deemed to have a moderate or higher business impact, even if immaterial to us. The Audit Committee is primarily responsible for overseeing the risk management function, specifically with respect to management’s assessment of internal controls. The other committees of the Board consider the risks within their areas of responsibility. The Board satisfies its oversight responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Director Independence

Our Board has determined that Mark Cohen, Rebecca Polak, Michael Quartieri, and Steven Pully qualify as “independent” directors in accordance with the listing requirements of NASDAQ. The NASDAQ independence definition includes a series of objective tests regarding a director’s independence and requires that the Board make an affirmative determination that a director has no relationship with us that would interfere with such director’s exercise of independent judgment in carrying out the responsibilities of a director. There are no family relationships among any of our directors or executive officers.

Communications with the Company and the Board

Shareholders may communicate with the Company through its Investor Relations Department by writing to Investor Relations, RumbleOn, Inc., 901 W. Walnut Hill Lane, Suite 110A, Irving, Texas 75038.

Shareholders interested in communicating with our Board, any Board committee, any individual director, or any group of directors (such as our independent directors) should send written correspondence to RumbleOn, Inc. Board of Directors, Attn: Secretary, 901 W. Walnut Hill Lane, Suite 110A, Irving, Texas 75038.

Shareholder Proposals for Next Year’s Annual Meeting

Any shareholder who wishes to present a proposal for action at our next Annual Meeting of Shareholders, or to nominate a director candidate for our Board, must submit such proposal or nomination in writing to our Corporate Secretary at RumbleOn, Inc., 901 W. Walnut Hill Lane, Suite 110A, Irving, Texas 75038. Shareholders interested in submitting a proposal for inclusion in our Proxy Statement for the 2025 Annual Meeting of Shareholders may do so by following the procedures prescribed in U.S. Securities and Exchange Commission (the “SEC”) Rule 14a-8. To be eligible for inclusion, shareholder proposals pursuant to SEC Rule 14a-8 must be received by our Corporate Secretary at RumbleOn, Inc., 901 W. Walnut Hill Lane, Suite 110A, Irving, Texas 75038 no later than December 25, 2024. These requirements are separate from the requirements set forth in our Amended and Restated Bylaws for proposals submitted outside of the Rule 14a-8 process. Our Amended and Restated Bylaws establish advance notice procedures with regard to director nominations and shareholder proposals that are not submitted for inclusion in our Proxy Statement, but that a shareholder instead wishes to present directly at an annual meeting. To be eligible to present a proposal or nomination at the 2025 Annual Meeting of Shareholders, such proposal or nomination must be properly submitted to us as set forth in our Amended and Restated Bylaws and not earlier than February 4, 2025 nor later than March 6, 2025.

Additionally, to comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, including a statement that such person intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote in the election of directors in support of director nominees other than the Company’s nominees, not earlier than February 6, 2025 nor later than March 8, 2025. Shareholders should review the specific procedures set forth in the Amended and Restated Bylaws and SEC Rule 14a-19 regarding the exact information required.

Clawback Policy

In accordance with SEC and Nasdaq requirements, we have adopted a compensation clawback policy regarding the mandatory recovery of certain forms of executive compensation in the case of accounting restatements resulting from a material error in our financial statements or material non-compliance with financial reporting requirements under the federal securities laws.

Delivery of Documents to Shareholders

Pursuant to the rules of the SEC, the Company and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same mailing address a single copy of the Proxy Statement. Upon written or oral request, the Company will deliver a separate copy of the Proxy Statement to any shareholder at a shared mailing address who wishes to receive separate copies of such documents in the future. Shareholders receiving multiple copies of such documents may likewise request that the Company deliver single copies of such documents in the future. Shareholders may notify the Company of their requests by calling or directing a written request to: Investor Relations RumbleOn, Inc., 901 W. Walnut Hill Lane, Suite 110A, Irving, Texas 75038, (214) 771-9952.

EXECUTIVE COMPENSATION

Executive and Director Compensation

Summary Compensation Table

As a smaller reporting company, our named executive officers include all individuals who served as a principal executive officer during the year ended December 31, 2023 (“PEOs”), (ii) the two other highest paid executive officers for the year ended December 31, 2023 who were serving as executive officers at December 31, 2023, and (iii) up to two additional individuals who would have been one of the two highest paid executive officers for the year ended December 31, 2023 but for the fact that they were not serving as executive officers at December 31, 2023 (“NEOs”). The following table provides the compensation paid to our NEOs for the years ended December 31, 2023 and December 31, 2022, as applicable.

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	All Other Compensation		Total
Michael Kennedy	2023	$76,731	$—		$3,590,000	$—		$3,666,731
Chief Executive Officer(3)
Mark Tkach	2023	$352,692	$—	$464,550	—	$24,238	(5)	$841,480
Former Interim Chief Executive Officer(4)
Marshall Chesrown	2023	$508,846	$153,125	$1,637,999	—	$—		$2,299,970
Former Chief Executive Officer(6)	2022	$696,154	$658,282	$2,099,969	—	$—		$3,454,405
Blake Lawson	2023	$343,654	$183,375	$467,398	—	$—		$994,427
Chief Financial Officer(7)	2022	$272,308	$130,502	$51,979	—	$—		$454,789
Michael Francis	2023	$250,962	$81,563	$526,503	—	$504,155	(9)	$1,363,183
Former General Counsel & Chief Legal Officer(8)	2022	$450,000	$386,719	$674,983	—	$—		$1,511,702
Peter Levy	2023	$186,538	$109,375	$1,170,003	—	$3,438,115	(11)	$4,904,031
Former President and Chief Operating Officer(10)	2022	$500,000	$554,845	$1,499,973	—	$—		$2,554,818

____________

(1)      Stock awards reflect the grant date fair value of restricted stock units (“RSUs”) determined pursuant to FASB ASC Topic 718 awarded during the calendar year. See Executive Employment Agreements and Other Arrangements for further details on vesting.

(2)      Option Awards reflect the grant date fair value of stock options determined pursuant to FASB ASC Topic 718 awarded during the calendar year. See Executive Employment Agreements and Other Arrangements for further details on vesting.

(3)      Mr. Kennedy was appointed Chief Executive Officer effective November 1, 2023.

(4)      Mr. Tkach was appointed Interim Chief Executive Officer on June 16, 2023, and served until November 1, 2023.

(5)      Mr. Tkach received $24,238 related to a payout of unused PTO benefits.

(6)      Mr. Chesrown resigned as Chief Executive Officer effective June 15, 2023.

(7)      Mr. Lawson was named Chief Financial Officer effective January 19, 2023.

(8)      Mr. Francis resigned as General Counsel and Chief Legal Officer effective July 14, 2023.

(9)      Mr. Francis received $25,962 related to a payout of unused PTO benefits, $450,000 as severance benefits and $28,193 of other termination related compensation. See Executive Employment Agreements and Other Arrangements for further details.

(10)    Mr. Levy resigned as President, Chief Operating Officer and director effective May 9, 2023.

(11)    In connection with his separation, Mr. Levy received $63,115 related to a payout of unused PTO benefits, and severance of $3,375,000, as determined under the Levy Employment Agreement. A portion of the award was paid to him during 2023. The remainder was placed in a rabbi trust for the benefit of Mr. Levy, to be distributed in accordance with the terms of the Release Agreement. See Executive Employment Agreements and Other Arrangements for further details.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the outstanding equity awards held by our NEOs as of December 31, 2023.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Michael Kennedy	—	825,000	(2)	5.85	12/13/2038	—		—
Blake Lawson	—	—				28,864	(3)	$234,953
Michael Francis	—	—				9,413	(4)	$76,622

____________

(1)      Determined by multiplying the closing price of the Company’s Class B common stock on December 29, 2023, $8.14, by the number of shares of Class B common stock underlying the RSUs.

(2)      On December 13, 2023, Mr. Kennedy was granted 825,000 options. These options vest when the minimum closing price of the Company’s Class B common stock remains at or above the minimum closing price for at least 30 consecutive trading days (“Target”), subject to his continuous employment and the other terms of the grant. Vesting at each applicable Target is as follows: 125,000 at $12; 175,000 at $17; 200,000 at $22; 225,000 at $35; and 100,000 at $40. The award was granted outside of the RumbleOn, Inc. 2017 Stock Incentive Plan, as amended (the “Plan”) as an inducement to Mr. Kennedy’s entry into employment and approved by the Compensation Committee of the Board, in accordance with Nasdaq Listing Rule 5635(c)(4).

(3)      On February 2, 2023, Mr. Lawson was granted an annual equity grant of 31,818 RSUs, which vest in twelve equal quarterly installments beginning May 2, 2023. On March 23, 2023, Mr. Lawson was granted 20,000 RSUs in connection with his promotion to Chief Financial Officer, which vested in four equal quarterly installments beginning on April 1, 2023.

(4)      On February 2, 2023, Mr. Francis was granted an annual equity grant of 61,364 RSUs. In connection with the Francis Separation Agreement, 85% of his unvested shares vested on July 15, 2023, and the remaining 15% (which is reported in the table above) vest upon completion of an advisory period which concludes on July 31, 2024, or earlier, pursuant to the Francis Advisor Agreement.

Executive Employment Agreements and Other Arrangements

Current Principal Executive Officer

Michael Kennedy

The Company entered into an employment agreement with Mr. Kennedy, in connection with his appointment as Chief Executive Officer of the Company (the “Kennedy Employment Agreement”) effective as of November 1, 2023. Pursuant to the Kennedy Employment Agreement, Mr. Kennedy is entitled to (i) an annual base salary of $525,000, (ii) discretionary annual performance-based bonus compensation with a target of up to 100% of his annual base salary, (iii) discretionary, performance-based bonus compensation for the fourth quarter of 2023 based on performance targets for the Chief Financial Officer, pro-rated for service performed during the fourth quarter of 2023, and (iv) a one-time grant of performance-based stock options to purchase 825,000 shares of the Company’s Class B common stock (the “Performance Option Award”) at an exercise price equal to the closing price of the Company’s Class B common stock on the day before the date of the grant. The Company and Mr. Kennedy entered into an Option Award Agreement on December 13, 2023 reflecting the exercise price of $5.85 per share for the Performance Option Award. These options vest when the minimum closing price of the Company’s Class B common stock remains at or above the minimum closing price for at least 30 consecutive trading days (“Target”), subject to his continuous employment and the other terms of the grant. Vesting at each applicable Target is as follows: 125,000 at $12; 175,000 at $17; 200,000 at $22; 225,000 at $35; and 100,000 at $40. The options must vest no later than the fifth anniversary of the grant date and vested options must be exercised within ten years of the grant date.

Pursuant to the terms of the Kennedy Employment Agreement, in the event Mr. Kennedy’s employment is terminated by the Company without “Cause” or if Mr. Kennedy resigns for “Good Reason”, as such terms are defined in the Kennedy Employment Agreement, Mr. Kennedy will be entitled to receive cash severance benefits that consist of twelve months of continued base salary and twelve months of Company paid COBRA continuation coverage. In the event Mr. Kennedy’s employment is terminated by the Company with “Cause,” Mr. Kennedy’s resigns without “Good Reason”, or due to Mr. Kennedy’s death or disability, Mr. Kennedy will be entitled to receive “Accrued Obligations”, as such term is defined in the Kennedy Employment Agreement.

The Kennedy Employment Agreement also includes certain restrictive covenants, including non-competition, non-solicitation, and confidentiality.

Former Principal Executive Officers

Mark Tkach

On June 16, 2023, the Company entered into a binding term sheet with Mr. Tkach for his service as Interim Chief Executive Officer (the “Tkach Employment Term Sheet”). The Tkach Employment Term Sheet had an initial term of six months and could be extended by mutual agreement between the Company and Mr. Tkach. Mr. Tkach resigned as Interim Chief Executive Officer in connection with Mr. Kennedy’s commencement of employment as Chief Executive Officer on November 1, 2023.

Pursuant to the Tkach Employment Term Sheet, Mr. Tkach received an annualized salary of $700,000, prorated for the period of time employed as Interim Chief Executive Officer. Mr. Tkach also was eligible to receive a grant of RSUs with a grant date fair value equal to $500,000 upon the filing of the Company’s earnings for the quarter ended June 30, 2023 (the “Tkach Bonus RSUs”) and he received a grant of 61,125 RSUs on September 1, 2023. The Tkach Bonus RSUs vested 50% on September 16, 2023 and the remaining 50% vested on December 16, 2023.

Marshall Chesrown

On August 31, 2021, the Company entered into an employment agreement with Mr. Chesrown, in connection with his service as Chief Executive Officer of the Company (the “Chesrown Employment Agreement”). The Chesrown Employment Agreement had a three-year term and automatically renewed each month unless the Company or Mr. Chesrown provided the other party written notice at least fifteen days prior to the applicable date of renewal or unless terminated earlier pursuant to the terms of the Chesrown Employment Agreement. Pursuant to the Chesrown Employment Agreement, Mr. Chesrown received an annual salary of $500,000. On March 17, 2022, the Compensation Committee approved an increase in Mr. Chesrown’s salary to $700,000 annually, effective January 1, 2022.

Pursuant to the Chesrown Employment Agreement, Mr. Chesrown was eligible for annual cash bonuses of up to 125% of his base salary, upon achievement of the performance metrics adopted by the Board or the Compensation Committee.

The Company had the right to terminate the Chesrown Employment Agreement and Mr. Chesrown’s employment at any time during the term for “Cause,” as such term is defined in the Chesrown Employment Agreement. Also, the Company had the right to terminate the Chesrown Employment Agreement and Mr. Chesrown’s employment at any time without Cause. Mr. Chesrown had the right to terminate his employment and the Chesrown Employment Agreement for “Good Reason,” as such term is defined in the Chesrown Employment Agreement. Also, Mr. Chesrown had the right to terminate his employment and the Chesrown Employment Agreement for any reason or without reason; provided he gave the Company at least thirty (30) days’ prior written notice. In the event the Company terminated Mr. Chesrown for Cause or Mr. Chesrown terminated his employment without Good Reason, the Chesrown Employment Agreement provided for payment to Mr. Chesrown of the “Accrued Obligations,” as such term is defined in the Chesrown Employment Agreement.

In the event the Company terminated the Chesrown Employment Agreement without Cause or if Mr. Chesrown terminated the Chesrown Employment Agreement for Good Reason, the Chesrown Employment Agreement provided for payment to Mr. Chesrown of the Accrued Obligations and the “Termination Compensation,” as such term is defined in the Chesrown Employment Agreement. Upon termination of the Chesrown Employment Agreement due to Mr. Chesrown’s death or disability, the Company was required to pay, in the case of death, to Mr. Chesrown’s estate, all “Accrued Obligations” and “Termination Compensation”, as if the employee had been terminated by the Company without Cause, and in the case of disability, to Mr. Chesrown, all Accrued Obligations and Termination Compensation as if he had been terminated by the Company without Cause, subject to reduction by the amount of any disability insurance proceeds paid to or on behalf of employee.

Pursuant to the Chesrown Employment Agreement or individual equity award agreements, all equity benefits granted to Mr. Chesrown were to vest immediately upon: (i) a “Change of Control,” as such term is defined in the Chesrown Employment Agreement, (ii) a termination of Mr. Chesrown’s employment by the Company without Cause, (iii) a termination of employment by Mr. Chesrown for Good Reason, or (iv) Mr. Chesrown’s death or disability.

The Chesrown Employment Agreement also includes certain restrictive covenants, including non-competition, non-solicitation, and confidentiality.

On June 11, 2023, Mr. Chesrown provided the Board notice of his resignation as Chief Executive Officer of the Company, which was effective on June 15, 2023. Mr. Chesrown has expressed his disagreement with several corporate governance, disclosure and other actions taken by the Company, the Board and certain of its members, and indicated his intent to pursue legal claims. The Company disagrees with the characterization of the allegations and assertions. The Company and Mr. Chesrown conducted a pre-suit mediation in October 2023, as required by the Chesrown Employment Agreement, but did not resolve the matter. On March 13, 2024, Mr. Chesrown filed suit against the Company in Delaware Superior Court for his asserted claims. He is seeking, among other things, a declaratory judgment that he resigned for Good Reason under the Chesrown Employment Agreement. As of the date of this Proxy Statement, this matter remains outstanding and the Company has not made any payments to Mr. Chesrown pursuant to the Chesrown Employment Agreement.

Current Other Named Executive Officers

Blake Lawson

On January 19, 2023, the Company entered into an employment agreement with Mr. Lawson in connection with his promotion to Chief Financial Officer (the “Lawson Employment Agreement”). The Lawson Employment Agreement has an initial term of two years. Beginning thirty days before the expiration date, the Compensation Committee will determine whether to renew the Lawson Employment Agreement. Pursuant to the Lawson Employment Agreement, Mr. Lawson is entitled to receive an annual salary of $350,000 and is eligible to receive an annual cash bonus of up to 100% of his base salary, subject to the achievement of the performance metrics adopted by the Board or the Compensation Committee. Pursuant to the Lawson Employment Agreement, all outstanding RSUs held by Mr. Lawson prior to his promotion to Chief Financial Officer immediately vested on January 19, 2023 and Mr. Lawson received a signing bonus of 20,000 RSUs (“Signing Grant”). The Signing Grant was made on March 23, 2023 and vested in equal quarterly installments beginning on April 1, 2023 over one year.

Mr. Lawson is eligible to receive an annual grant of RSUs having a value equal to one time his annual base salary (“Annual Grants”). The Annual Grants will vest in equal quarterly installments over three years.

Pursuant to the terms of the Lawson Employment Agreement, in the event Mr. Lawson’s employment is terminated by the Company without “Cause” or if Mr. Lawson resigns for “Good Reason”, Mr. Lawson will be entitled to receive “Termination Compensation” and “Accrued Obligations”, as such terms are defined in the Lawson Employment Agreement. Upon termination of the Lawson Employment Agreement due to Mr. Lawson’s death or disability, the Company shall pay, in the case of death, to Mr. Lawson’s estate, all “Accrued Obligations” and “Termination Compensation,” as such terms are defined in the Lawson Employment Agreement, as if Mr. Lawson had been terminated by the Company without Cause, and in the case of disability, to Mr. Lawson, all Accrued Obligations and Termination Compensation as if he had been terminated by the Company without Cause, subject to reduction by the amount of any disability insurance proceeds paid to or on behalf of employee. In the event Mr. Lawson’s employment is terminated by the Company with “Cause” or Mr. Lawson resigns without “Good Reason”, Mr. Lawson will only be entitled to receive Accrued Obligations.

Pursuant to the Lawson Employment Agreement or individual equity award agreements, all equity benefits granted to Mr. Lawson shall vest immediately upon: (i) a “Change of Control,” as such term is defined in the Lawson Employment Agreement, (ii) a termination of Mr. Lawson’s employment by the Company without Cause, (iii) a termination of employment by Mr. Lawson for Good Reason, or (iv) Mr. Lawson’s death or disability.

The Lawson Employment Agreement also includes certain restrictive covenants, including non-competition, non-solicitation, and confidentiality.

Former Other Named Executive Officers

Michael Francis

On August 31, 2021, the Company entered into an employment agreement with Mr. Francis for his service as Chief Legal Officer (the “Francis Employment Agreement”). Mr. Francis’s service as the Company’s Chief Legal Officer ended on July 15, 2023 and the Company and Mr. Francis entered into a separation agreement (the “Francis Separation Agreement”). Pursuant to the Francis Separation Agreement, Mr. Francis was entitled to receive (i) the “Accrued Obligations”, as defined in the Francis Employment Agreement, (ii) a severance payment equal to $450,000, (iii) vesting of 85% of all outstanding RSUs, (iv) continuing COBRA coverage and (iv) a payment equal to $25,000 for expenses. The Francis Separation Agreement also included a general release of claims by Mr. Francis and a limited release of claims by the Company. The Francis Employment Agreement also included certain restrictive covenants, including non-competition, non-solicitation, and confidentiality that Mr. Francis agreed to continue to be bound by in the Francis Separation Agreement.

In addition, the Company and Mr. Francis entered into a special advisor agreement on July 15, 2023 (the “Francis Advisor Agreement’). Pursuant to the Francis Advisor Agreement, Mr. Francis agreed to provide certain services as an independent contractor from August 1, 2023 through July 31, 2024, unless the term is earlier terminated by either party on ten days’ written notice. The vesting of the remaining RSUs held by Mr. Francis will vest upon the earlier of July 31, 2024 or the termination of the Francis Advisor Agreement.

Peter Levy

On August 31, 2021, the Company entered into an employment agreement with Mr. Levy, in connection with his service as President of the Company (the “Levy Employment Agreement”). The Levy Employment Agreement had an initial three-year term and could be renewed from time to time. Pursuant to the Levy Employment Agreement Mr. Levy received an annual salary of $500,000 and was eligible for an annual cash bonus of up to 125% of his base salary, subject to achievement of the performance metrics adopted by the Board or the Compensation Committee. Mr. Levy received an initial grant of 30,000 RSUs under the Plan.

The Levy Employment Agreement also includes certain restrictive covenants, including non-competition, non-solicitation, and confidentiality.

Mr. Levy’s service as the Company’s President and Chief Operating Officer ended on May 9, 2023. In connection with his separation and in consideration for Mr. Levy’s resignation from the Board, the Company and Mr. Levy entered into a Release Agreement, dated May 9, 2023 (the “Release Agreement”). Pursuant to the Release Agreement, among other things, the Company agreed, subject to the requirements of Section 409A of the Code, to (i) accelerate a portion of the severance payments to which Mr. Levy was entitled to under Section 5(e) of the Levy Employment Agreement, (ii) place the remainder of the severance payments to which Mr. Levy was entitled in a rabbi trust for the benefit of Mr. Levy, (iii) confirm certain post-termination obligations under the Levy Employment Agreement, (iv) include a general release of claims by Mr. Levy and (v) include a limited release of claims by the Company. The severance payments to be contributed by the Company to the rabbi trust will be held subject to the claims of the Company’s creditors in the event of the Company’s insolvency, until paid to Mr. Levy and his beneficiaries.

Director Compensation

Non-employee directors receive an annual cash retainer of $65,000 and an annual award of $100,000 in RSUs priced at the grant date fair value. Committee chairs and members receive additional cash retainers as follows.

Committee	Chair	Member
Audit Committee	$20,000	$10,000
Compensation Committee	$15,000	$7,500
N&CG Committee	$10,000	$5,000

In addition, each member of the Special Committee received an additional cash retainer of $10,000 in 2023.

The following table summarizes the compensation paid to our directors for the year ended December 31, 2023.

Name	Fees Earned in Cash	Stock Awards(1)	All Other Compensation(2)		Total
Adam Alexander(3)	$63,250	$—		$—	$63,250
William Coulter(4)	$30,153	$92,910		$—	$123,063
Denmar Dixon(5)	$25,500	$—		$—	$25,500
Shin Lee(6)	$63,813	$—		$—	$63,813
Michael Marchlik(7)	$69,479	$—		$—	$69,479
Kevin Westfall(8)	$110,434	$92,910		$—	$203,344
Steve Pully(9)	$11,563	$362,383		$263,922	$637,868
Rebecca Polak(10)	$69,181	$107,431		$—	$176,612
Melvin Flanigan(11)	$62,813	$97,024	$		$159,837
Mark Cohen(12)	$21,847	$—		$—	$21,847

____________

(1)      Stock awards reflect the grant date fair value of RSUs determined pursuant to FASB ASC Topic 718 awarded during the calendar year.

(2)      Represents compensation paid to Mr. Pully in connection with his employment on an interim basis as Executive Chairman of the Company from July 14, 2023 to December 15, 2023 as follows: (i) salary — $255,770 and (ii) payout of unused PTO benefits — $8,152.

(3)      Mr. Alexander did not stand for re-election at the 2023 Annual Meeting.

(4)      Mr. Coulter was named a Board observer on June 15, 2023, and was elected as a director at the 2023 Annual Meeting.

(5)      Mr. Dixon resigned effective January 18, 2023.

(6)      Ms. Lee joined the Board on June 23, 2022 and resigned effective July 29, 2023.

(7)      Mr. Marchlik did not stand for re-election at the 2023 Annual Meeting.

(8)      Mr. Westfall resigned effective December 21, 2023.

(9)      Mr. Pully was elected to the board effective May 11, 2023, and was appointed to serve as Executive Chair on July 14, 2023. On December 15, 2023 he resigned as Executive Chair and was appointed to serve as Chairman of the Board.

(10)    Ms. Polak was elected to the board effective May 9, 2023.

(11)    Mr. Flanigan was elected to the board effective June 15, 2023 and resigned effective April 8, 2024.

(12)    Mr. Cohen was elected to the board effective August 30, 2023.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2023 with respect to all of our compensation plans under which equity securities are authorized for issuance:

	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)(2)	Number of Securities Remaining Available for Future Issuance(3)
Equity compensation plans approved by shareholders	394,962	$81.60	1,030,940
Equity compensation plans not approved by shareholders	825,000	$5.85	—
Total	1,219,962	$5.92	1,030,940

____________

(1)      This number reflects the weighted-average exercise price of outstanding options and has been calculated exclusive of outstanding RSUs issued under the Plan.

(2)      This number reflects the weighted-average exercise price of outstanding options issued outside of the Plan in connection with the Kennedy Employment Agreement.

(3)      As of December 31, 2023, the number of shares of Class B common stock authorized under the Plan was 3,291,461. As of December 31, 2023, 1,030,940 shares of Class B common stock are available for future issuance.

PAY VERSUS PERFORMANCE

As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last two completed calendar years. In determining the “compensation actually paid” to our NEOs, we are required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table (“SCT”) in previous years, as the SEC’s valuation methods for this section differ from those required in the SCT.

Pay Versus Performance Table

The table below summarizes compensation values both previously reported in our SCT, as well as the adjusted values required in this section for fiscal years 2023, 2022 and 2021. Note that for our NEOs other than our PEOs, compensation is reported as an average.

	PEO						Non-PEO
Year	Summary Compensation Table Total for PEO-1(1)(2)	Summary Compensation Table Total for PEO-2(1)(2)	Summary Compensation Table Total for PEO-3(1)(2)	Compensation Actually Paid to PEO-1(3)	Compensation Actually Paid to PEO-2(3)	Compensation Actually Paid to PEO-3(3)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers(4)	Average Compensation Actually Paid to Non-PEO Named Executive Officers(5)	Value of Initial Fixed $100 Investment Based on TSR(6)	Net Income/ (Loss) ($M)(7)
2023	$2,299,970	$841,480	$3,666,731	$500,267	$376,930	$5,766,731	$2,403,881	$1,833,851	$19.61	$(215,500)
2022	$3,454,405	—	—	$1,917,055	—	—	$2,001,893	$1,158,036	$21.42	$(261,513)
2021	$3,869,775	—	—	$4,135,498	—	—	$2,494,090	$2,783,256	$137.48	$(9,725)

____________

(1)      During fiscal year 2023, the PEOs were Marshall Chesrown (“PEO-1”), Mark Tkach (“PEO-2”), and Michael Kennedy (“PEO-3”). During fiscal year 2022 and 2021, the PEO was Marshall Chesrown. During fiscal year 2023, the non-PEO NEOs were Blake Lawson, Michael Francis, and Peter Levy. During fiscal year 2022, the non-PEO NEOs were Narinder Sahai and Peter Levy. During fiscal year 2021, the non-PEO NEOs were William Coulter, Peter Levy, and Mark Tkach.

(2)      The dollar amounts reported are the amounts of total compensation reported for Mr. Chesrown for the applicable fiscal year in the “Total” column of the SCT.

(3)      The following table sets forth the adjustments made to the SCT total for each year represented in the Pay Versus Performance table to arrive at “compensation actually paid” to our PEO, as computed in accordance with Item 402(v) of Regulation S-K:

	2023			2022	2021
	PEO-1	PEO-2	PEO-3	PEO-1	PEO-1
SCT Total for PEOs	$2,299,970	$841,480	$3,666,731	$3,454,405	$3,869,775
Reported Value of Equity Awards	$(1,637,999)	$(464,550)	$(3,590,000)	$(2,099,969)	$(2,560,256)
Adjustments
Year End Fair Value of Awards Granted in Current Year that Remain Unvested at Year End	—	—	$5,690,000	$300,596	$—
Vesting Date Fair Value of Awards Granted in Current Year that Vested during Current Year	$96,409	400,675	—	$262,023	$2,404,402
Change in Fair Value of Awards Granted in Prior Years	—	—	—	—	—
Change in Fair Value of Awards Granted in Prior Years that Vested in Current Year	$9,085	—	—	—	$421,577
Prior Year End Fair Value of Awards that were Forfeited in Current Year	$(267,198)	—	—	—	—
Total Equity Adjustments	$(161,704)	$400,675	$5,690,000	$562,619	$2,825,979
Compensation Actually Paid to PEO	$500,267	$777,605	$5,766,731	$1,917,055	$4,135,498

Assumptions used in the fair valuation of equity awards for the adjustments described above to calculate compensation actually paid to the PEO were not materially different from those used in the Company’s grant date fair value calculations as described in Notes 2 and 3 to the SCT.

(4)      The dollar amounts reported represent the average of the amounts reported for the non-PEO NEOs for the applicable fiscal year in the “Total” column of the SCT.

(5)      The following table sets forth the adjustments made, on an average basis, to the average SCT total for each year represented in the Pay Versus Performance table to arrive at “average compensation actually paid” to our non-PEO NEOs:

	2023	2022	2021
Average SCT Total for Non-PEO NEOs	$1,391,832	$2,001,893	$2,494,090
Reported Value of Equity Awards	$(540,976)	(1,113,359)	$(1,853,419)
Adjustments
Year End Fair Value of Awards Granted in Current Year that Remain Unvested at Year End	$99,132	$175,926	$1,170,559
Vesting Date Fair Value of Awards Granted in Current Year that Vested during Current Year	$621,912	$187,152	$1,251,984
Change in Fair Value of Awards Granted in Prior Years	$2,909	—	—
Change in Fair Value of Awards Granted in Prior Years that Vested in Current Year	$40,542	—	$412,018
Prior Year End Fair Value of Awards that were Forfeited in Current Year	$(137,138)	—	$—
Average Compensation Actually Paid to Non-PEO NEOs	$1,268,757	$1,158,036	$2,783,256

Assumptions used in the fair valuation of equity awards for the adjustments described above to calculate average compensation actually paid to the Non-PEO NEOs were not materially different from those used in the Company’s grant date fair value calculations as described in Notes 2 and 3 to the SCT.

(6)      The amounts reported represent the measurement period value of an investment of $100 in our stock on December 31, 2020 (the last trading day before the 2021 fiscal year), and then valued again on each of December 31, 2021 (the last trading day of the 2021 fiscal year), December 30, 2022 (the last trading day of the 2022 fiscal year), and December 29, 2023 (the last trading day of the 2023 fiscal year), based on the closing price per share of the Company’s Class B common stock as of such dates.

(7)      The amounts reported represent net loss for the applicable fiscal year calculated in accordance with generally accepted accounting principles in the United States. The year ended December 31, 2022 includes a $(350,315) impairment of goodwill and franchise rights. The year ended December 31, 2023 includes a $(60,100) impairment of goodwill and franchise rights.

Narrative Disclosure to Pay Versus Performance Table

The graphs below display the relationship between compensation actually paid to the PEO and the average compensation actually paid to the non-PEO NEOs and the Company’s total shareholder return (based on a fixed investment of $100 on December 31, 2020) and Net Income for the years presented.

EXECUTIVE OFFICERS

Name	Age	Position
Michael Kennedy	56	Chief Executive Officer and Director
Blake Lawson	53	Chief Financial Officer
Brandy Treadway	50	Senior Vice President, Chief Legal Officer and Secretary

The following is certain biographical information describing the business experience of our executive officers as of the date of this filing.

Michael Kennedy has served as a director of the Company and as Chief Executive Officer since November 1, 2023. Mr. Kennedy’s biography appears earlier in this Proxy Statement. See “Director Nominees.”

Blake Lawson has served as Chief Financial Officer since January 19, 2023. Mr. Lawson is responsible for leading our financial strategy, accounting, tax, treasury, planning & analysis, and finance operations. Previously Mr. Lawson served as Chief Financial Officer for the RideNow group of powersports retailers, and the Coulter Automotive Group, since 2020. Before RideNow, Mr. Lawson served in several key financial roles, including Chief Financial Officer for America’s Powersports since 2011 and Corporate Controller since 2006. He began his powersports experience as a consultant and trainer for ADP “Lightspeed” from 2001 through 2006. Mr. Lawson holds a B.A. from the University of Utah, and a Master of Business Administration from the Thunderbird School of Global Management. Mr. Lawson has been a certified public accountant (CPA) since 2015.

Brandy Treadway has served as Senior Vice President, Chief Legal Officer and Secretary since February 12, 2024. She was a corporate partner at Martin Powers & Counsel PLLC, from October 2022 through February 2024. Ms. Treadway served as Interim Chief Human Resources Officer from January 2021 through June 2021 and Senior Vice President, General Counsel and Secretary from January 2021 through May 2021 of Penney OpCo LLC. She served in several positions at J. C. Penney Company, Inc. from June 2011 through December 2020, including Senior Vice President and General Counsel from August 2017 through December 2020. Ms. Treadway served as an executive officer of J. C. Penney Company, Inc. during the two-year period prior to May 15, 2020, the date on which the company filed a petition for reorganization under the federal bankruptcy laws. Ms. Treadway was actively involved with the planning for and implementation of the J. C. Penney Company, Inc. bankruptcy proceedings. Ms. Treadway worked for Weil, Gotshal & Manges LLP from 2002 through 2011. She received her J.D. from the Southern Methodist University Dedman School of Law, magna cum laude and graduated with distinction from the University of Virginia with a B.A. in Foreign Affairs and a B.A. in French.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In accordance with the SEC rules, shares of our common stock that may be acquired upon exercise or vesting of equity awards within 60 days of the date of the table below are deemed beneficially owned by the holders of such options and are deemed outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person.

As of April 8, 2024, 50,000 shares of Class A common stock and 35,194,429 shares of Class B common stock were issued and outstanding. The following table sets forth information with respect to the beneficial ownership of our common stock as of April 8, 2024, by (i) each of our executive officers, directors, and director nominees, (ii) all of our executive officers and directors as a group, and (iii) each shareholder known by us to be the beneficial owner of more than 5% of our common stock. To the best of our knowledge, except as otherwise indicated, each of the persons named in the table has sole voting and investment power with respect to the shares of common stock beneficially owned by such person, except to the extent such power may be shared with a spouse. To our knowledge, none of the shares listed below are held under a voting trust or similar agreement, except as noted. To our knowledge, there is no arrangement, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of our Company.

Unless otherwise noted below, the address of each person listed on the table is c/o RumbleOn, Inc., 901 W. Walnut Hill Lane, Suite 110A, Irving, Texas 75038.

Beneficial Ownership of Executive Officers, Directors, and Director Nominees	Class A Common Stock Beneficially Owned	Percentage of Class A Common Stock Beneficially Owned (%)(1)	Class B Common Stock Beneficially Owned	Percentage of Class B Common Stock Beneficially Owned (%)(2)
Mark Tkach(3)	—	—%	6,405,753	18.2%
Blake Lawson(4)	—	—%	33,651	* %
Michael Kennedy	—	—%	—	—%
Brandy Treadway	—	—%	—	—%
William Coulter(5)	—	—%	6,318,432	18.0%
Mark Cohen(6)	—	—%	6,404,257	18.2%
Rebecca Polak(7)	—	—%	52,250	* %
Steven Pully(8)	—	—%	78,142	* %
Michael Quartieri	—	—%	—	—%
All executive officers and directors as a group (9 persons)(9)	—	—%	19,292,485	54.8%

Beneficial Ownership of 5% or more:
Stone House Capital Management, LLC(10)	—	—%	6,398,144	18.2%
Nantahala Capital Management, LLC(11)	—	—%	4,416,506	12.5%
Berrard Holdings LP(12)	6,250	12.5%	84,501	* %
Marshall Chesrown	43,750	87.5%	5,000	* %

____________

*        Represents beneficial ownership of less than 1%.

(1)      Based on 50,000 shares of Class A common stock issued and outstanding as of the Record Date. The Class A common stock has ten votes for each share.

(2)      Based on 35,194,429 shares of Class B common stock issued and outstanding as of the Record Date. The Class B common stock has one vote for each share.

(3)      As of the Record Date, Mr. Tkach beneficially owned 6,405,753 shares of our outstanding Class B common stock, with sole voting and dispositive power over 6,405,753 shares of our Class B common stock. The address for Mark Tkach is 1188 East Camelback Road, Phoenix, AZ 85014.

(4)      As of the Record Date, Mr. Lawson exercises sole voting and dispositive power over 33,651 shares of Class B common stock and 84,849 shares of Class B common stock issuable upon the vesting of RSUs.

(5)      As of the Record Date, Mr. Coulter beneficially owned 6,318,432 shares of our outstanding Class B common stock, with sole voting and dispositive power over 6,318,432 shares of our Class B common stock. The address for William Coulter is 1188 East Camelback Road, Phoenix, AZ 85014.

(6)      As of the Record Date, Mr. Cohen beneficially owned 6,404,257 shares of our outstanding Class B common stock, with shared voting and dispositive power over 6,398,144 shares of our Class B common stock and sole voting and dispositive power over 6,112 shares of our Class B common stock issued upon the vesting of RSUs. SH Capital Partners, L.P. (“Partners”) is the record and direct beneficial owner of 6,398,144 shares of our Class B common stock. Stone House Capital Management, LLC (“Stone House”) is the general partner and investment manager of, and may be deemed to beneficially own securities owned by, Partners. Mr. Cohen is the managing member of, and may be deemed to beneficially own securities owned by, Stone House. Mr. Cohen received 6,112 shares of our Class B common stock in connection with his service as a director. On April 12, 2024, Mr. Cohen transferred such 6,112 shares to Partners. The address for Mr. Cohen is 1019 Kane Concourse, Suite 202, Bay Harbor Islands, FL 33154.

(7)      As of the Record Date, Ms. Polak exercises sole voting and dispositive power over 52,250 shares of Class B common stock.

(8)      As of the Record Date, Mr. Pully exercises sole voting and dispositive power over 78,142 shares of Class B common stock.

(9)      As of the Record Date, all directors and executive officers as a group have voting power representing approximately 54.8% of our Class B common stock.

(10)    Based on the Amendment No. 2 to Schedule 13D filed on December 11, 2023, by Stone House which reported that, as of December 5, 2023, Stone House beneficially owned 6,398,144 shares of our outstanding Class B common stock, with shared voting and dispositive power over 6,398,144 shares of our Class B common stock. Partners is the record and direct beneficial owner of the shares. Stone House is the general partner and investment manager of, and may be deemed to beneficially own securities owned by, Partners. The address for Stone House Capital Management, LLC is 1019 Kane Concourse, Suite 202, Bay Harbor Islands, Florida 33154.

(11)    Based on Amendment No. 3 to the Schedule 13G filed on February 14, 2024, by Nantahala Capital Management, LLC (“Nantahala”) which reported that, as of December 31, 2023, Nantahala beneficially owned 4,416,506 shares of our outstanding Class B common stock, with shard dispositive power over 4,416,506 shares of our Class B common stock. The address for Nantahala Capital Management, LLC is 130 Main St. 2nd Floor, New Canaan, CT 06840. Wilmot B. Harkey and Daniel Mack are the managing members of Nantahala, and as such, may be deemed to be a beneficial owner of such shares.

(12)    Shares are owned directly through Berrard Holdings LP (“BHLP”). Subsequent to Steven Berrard’s death on June 7, 2021, Thomas Hawkins serves as trustee of Mr. Berrard’s estate, and in such capacity has the sole power to vote and the sole power to dispose of the shares of Class A and Class B common stock which may be deemed to be beneficially owned by BHLP. As of the Record Date, BHLP has voting power representing less than 1% of our outstanding Class A and Class B common stock.

PROPOSAL 2: SAY ON PAY PROPOSAL

Background of the Proposal

The Dodd-Frank Act requires all public companies to hold a separate non-binding advisory shareholder vote to approve the compensation of executive officers as described in the executive compensation tables and any related information in each such company’s Proxy Statement (commonly known as a “Say on Pay” proposal). Pursuant to Section 14A of the Exchange Act, we are holding a separate non-binding advisory vote on Say on Pay at the Annual Meeting.

Say on Pay Resolution

This Say on Pay proposal is set forth in the following resolution:

RESOLVED, that the shareholders of RumbleOn, Inc. approve, on an advisory basis, the compensation of its named executive officers, as disclosed in the RumbleOn, Inc.’s Proxy Statement for the 2024 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables, and any related information found in the Proxy Statement of RumbleOn, Inc.

Because your vote on this proposal is advisory, it will not be binding on the Board, the Compensation Committee or the Company. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required and Board Recommendation

The vote required for the Say on Pay Proposal is a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting. The Board recommends a vote “FOR” the Say on Pay Proposal.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting for preparing the financial statements and for the report process. The Audit Committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent public accounting firm. The Audit Committee hereby reports as follows:

1.      The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2023 with management.

2.      The Audit Committee has discussed with BDO the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

3.      The Audit Committee has received the written disclosures and the letter from BDO required by applicable requirements of the PCAOB regarding BDO’s communications with the Audit Committee concerning independence and has discussed BDO’s independence with representatives of BDO.

Based on the review and discussion referred to above, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2023 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 28, 2024.

The foregoing has been furnished by the Audit Committee:

Steven Pully (Chair)
Mark Cohen
Rebecca Polak

Mark Cohen was appointed to the Audit Committee on April 16, 2024. He attended the meeting of the Audit Committee as an observer at which the above matters were discussed.

This “Audit Committee Report” is not “Soliciting Material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 3: AUDITOR PROPOSAL

The Audit Committee has retained BDO to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2024 (the “2024 fiscal year”). BDO will audit our consolidated financial statements for the 2024 fiscal year and perform other services. While shareholder ratification is not required by our Amended and Restated Bylaws or otherwise, our Board, at the direction of the Audit Committee, is submitting the selection of BDO to the shareholders for ratification as part of good corporate governance practices. If the shareholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain BDO. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different accounting firm as the independent registered public accounting firm for the Company for the 2024 fiscal year at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

A representative of BDO is expected to be available at the virtual Annual Meeting to respond to appropriate questions from shareholders and will be given the opportunity to make a statement if he or she desires to do so.

Changes in Independent Registered Public Accounting Firm

Engagement of BDO

Effective September 13, 2023, the Company engaged BDO as the Company’s accounting firm to perform independent audit services for the fiscal quarter ending September 30, 2023 and for the fiscal year ending December 31, 2023. The decision to engage BDO as the Company’s independent registered public accounting firm was approved by the Audit Committee on September 12, 2023.

During the fiscal years ended December 31, 2021 and December 31, 2022, and the subsequent interim period through September 13, 2023, neither the Company, nor anyone on its behalf, consulted BDO regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the consolidated financial statements of the Company, and no written report or oral advice was provided to the Company that BDO concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Decision of Grant Thornton to not Stand for Re-Appointment

On May 22, 2023, following discussions with the Chairman of the Audit Committee, Grant Thornton LLP (“Grant Thornton”), the Company’s independent registered public accounting firm (“Independent Accountant”), advised the Company that it would not stand for re-appointment as the Company’s independent accountant for the year ending December 31, 2023. Grant Thornton continued its engagement in connection with the quarterly period ended June 30, 2023. Grant Thornton ceased to serve as the Company’s independent registered public accounting firm on September 13, 2023.

Grant Thornton had served as the Company’s independent registered public accounting firm since May 26, 2022. Grant Thornton audited the Company’s financial statements as of and for the year ended December 31, 2022. Grant Thornton’s reports on the Company’s financial statements as of and for the year ended December 31, 2022 did not contain any adverse opinion or disclaimer of opinion, nor was either report qualified or modified as to uncertainty, audit scope, or accounting principles.

During the year ended December 31, 2022 and the subsequent interim period through September 13, 2023, there were (i) no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused Grant Thornton to make a reference to the subject matter thereof in connection with its report on the Company’s financial statements for the year ended December 31, 2022 and (ii) no “reportable events” (as that term is defined in item 304(a)(1)(v) of Regulation S-K and the related instructions), except that Grant Thornton issued an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2022 as a result of a material weakness in the Company’s internal control over financial reporting as disclosed in its Annual Report on Form 10-K for the year ended December 31, 2022.

Decision of Forvis LLP to not Stand for Re-Appointment

On May 24, 2022, following discussions with the Audit Committee, the Company and Forvis LLP, formerly Dixon Hughes Goodman LLP (“Forvis”), agreed that Forvis would not stand for re-appointment as the Company’s independent registered public accounting firm. Forvis was engaged as the Company’s independent registered public accounting firm from June 29, 2021 to May 24, 2022 and audited the Company’s financial statements as of and for the year ended December 31, 2021. Forvis’ report on the Company’s financial statements as of and for the year ended December 31, 2021 did not contain any adverse opinion or disclaimer of opinion, nor was the report qualified or modified as to uncertainty, audit scope, or accounting principles.

During the year ended December 31, 2021 and the subsequent interim period through May 24, 2022, there were (i) no “disagreements” between the Company and Forvis on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Forvis, would have caused Forvis to make a reference to the subject matter thereof in connection with its report on the Company’s financial statements for the year ended December 31, 2021 and (ii) no “reportable events,” except that Forvis issued an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2021 as a result of a material weakness in the Company’s internal control over financial reporting as disclosed in its Annual Report on Form 10-K for the year ended December 31, 2021.

Independent Auditor’s Fees

The following table sets forth the fees for BDO, Grant Thornton and Forvis during the years ended December 31, 2023 and December 31, 2022.

	2023	2022
Audit Fees(1)	$2,709,914	$2,115,886
Audit Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$—	$—
Total	$2,709,914	$2,115,886

____________

(1)      Represents the aggregate fees billed by BDO, Grant Thornton, and Forvis for (a) professional services rendered for the audit of our annual financial statements for the years ended December 31, 2023 and December 31, 2022, (b) the audit of management’s assessment of the effectiveness of our internal controls over financial reporting as of December 31, 2023 and December 31, 2022, (c) reviews of the financial statements included in our Forms 10-Q filed with the SEC, and (d) reviews of Current Reports on Form 8-K and comfort letters in connection with public offerings.

POLICY FOR APPROVAL OF AUDIT AND PERMITTED NON-AUDIT SERVICES

The Audit Committee has adopted a policy and related procedures requiring its pre-approval of all audit and non-audit services to be rendered by its independent registered public accounting firm. These policies and procedures are intended to ensure that the provision of such services do not impair the independent registered public accounting firm’s independence. These services may include audit services, audit related services, tax services and other services. The policy provides for the annual establishment of fee limits for various types of audit services, audit related services, tax services and other services, within which the services are deemed to be pre-approved by the Audit Committee. The independent registered public accounting firm is required to provide to the Audit Committee back up information with respect to the performance of such services.

All services provided by BDO during the year ended December 31, 2023, Grant Thornton during the year ended December 31, 2022 and Forvis during the partial year period ending on May 24, 2022 were approved by the Audit Committee. The Audit Committee has delegated to its Chair the authority to pre-approve services, up to a specified fee limit, to be rendered by the independent registered public accounting firm and requires that the Chair report to the Audit Committee any pre-approved decisions made by the Chair at the next scheduled meeting of the Audit Committee.

Vote Required and Board Recommendation

The vote required for the Auditor Proposal is a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting. The Board recommends a vote “FOR” the Auditor Proposal.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

Pursuant to the Audit Committee Charter, the Audit Committee has the responsibility to review and approve all transactions with related persons, as described in Item 404 of Regulation S-K under the Exchange Act. We have been a party to the following transactions since January 1, 2022, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year end for the last two completed fiscal years, and in which any director, executive officer, or holder of more than 5% of any class of our voting stock, or any member of the immediate family of or entities affiliated with any of them, had or will have a material interest.

Backstop Purchase

On December 8, 2023, under the terms of the Standby Purchase Agreement dated as of August 8, 2023, as amended (the “Purchase Agreement”), among the Company, Mr. Tkach, Mr. Coulter and Stone House (collectively with Mr. Tkach and Mr. Coulter, the “Standby Purchasers”), the Company issued and sold to the Standby Purchasers 3,443,289 shares of Class B common stock at an exercise price of $5.50 per share (the “Backstop Securities”) for an aggregate purchase price of approximately $18.9 million (the “Backstop Purchase”). The Backstop Securities represent the shares of the Company’s Class B common stock that remained unsubscribed for by the shareholders of the Company as of the expiration of the subscription period of the Company’s Rights Offering. Mr. Coulter and Mr. Tkach are directors and former executive officers of the Company. Subject to the terms and conditions of the Purchase Agreement, the Company agreed to provide Stone House with the right to designate one nominee to the Board not later than 60 days after the date of the Purchase Agreement. Mr. Cohen, the managing member of Stone House, was nominated by Stone House and subsequently appointed by the Board as a director of the Company on August 30, 2023.

Pursuant to the Purchase Agreement, the Company agreed to reimburse the Standby Purchasers for the reasonable out-of-pocket costs and expenses incurred by them in connection with the negotiation, execution and delivery of the Purchase Agreement and the transactions contemplated thereby, including reasonable and documented fees and disbursements of counsel to each Standby Purchaser. The Company did not pay or give, directly or indirectly, any commission or other remuneration, including underwriting discounts and commissions, in connection with the issuance of the Backstop Securities.

Proxy Settlement Agreement and Related Transactions

In 2023, certain disputes arose between Mr. Tkach and Mr. Coulter, on the one hand, who are holders of greater than 5% of our outstanding common stock, and the Company and the then serving members of the Company’s management, on the other hand, which led Mr. Tkach and Mr. Coulter to submit a notice of intent to make nominations and submit proposals for consideration at our 2023 annual shareholder meeting (the “2023 Annual Meeting”). On June 15, 2023, the Company reached a binding settlement agreement with Mr. Tkach and Mr. Coulter relating to the matters in dispute, which was reflected in a binding term sheet (the “Term Sheet”). Pursuant to the Term Sheet, the Company agreed to take certain corporate governance actions, including selecting Mr. Tkach as a director and naming Mr. Coulter as a Board observer until the 2023 Annual Meeting, and nominating Mr. Coulter for election as a director at the 2023 Annual Meeting, and, for a period of 90 days following execution of the Term Sheet (the “Standstill Agreement Period”), Mr. Tkach and Mr. Coulter agreed to vote as recommended by the Board at any annual meeting or special meeting of the Company’s shareholders, and to refrain from calling any special meetings of the Company’s shareholders, granting or soliciting proxies (other than to named proxies included in the Company’s proxy card for any shareholder meeting), or making any nominations or proposals at any annual or special meetings of shareholders. The Company also agreed to reimburse the reasonable, documented, out of pocket advisor fees and expenses incurred by Mr. Tkach and Mr. Coulter in connection with their proxy contest, which were estimated to be $2.5 million.

On June 30, 2023, the Company entered into a Cooperation Agreement with Mr. Tkach and Mr. Coulter, formalizing the parties’ agreements under the Term Sheet. Following Mr. Tkach’s initial term on the Board, the Cooperation Agreement provided for an appointment as a Board observer until such time as he was appointed as a director. Pursuant to the Cooperation Agreement, Mr. Tkach and Mr. Coulter have unrestricted access to attend and participate in any meetings of the Board or any committee thereof held while an observer to the Board. Substantially all of the terms of the Term Sheet and the Cooperation Agreement have been implemented, and the Company is not aware of any actions remain to be taken that are likely to lead to a material dispute among the parties as to the performance of their respective obligations thereunder.

Leases

The Company leases 24 properties consisting of dealerships and offices from related parties. Each related party lease is with a wholly owned subsidiary of the Company as the tenant and an entity controlled by Mr. Coulter and/or Mr. Tkach as the landlord. The initial aggregate base rent payment for all 24 leases was approximately $1.2 million per month. Each lease commenced a 20-year term on September 1, 2021 and contains an annual 2% increase on base rent.

In 2024, an additional related-party operating lease with a 20-year term was entered into with an entity controlled by Mr. Coulter and/or Mr. Tkach for a property in Tallahassee, Florida, with initial annual base rate payments totaling approximately $0.4 million that increase 2% per year. This lease contains a purchase option.

Employment of Immediate Family Members

Mr. Coulter had one immediate family member who was employed by the Company until August 30, 2022 who received gross pay of $0.3 million, including the income from vested RSUs under the Plan during 2022. No payments were made in 2023.

Mr. Tkach has three immediate family members that were, or continue to be, employed by the Company. One of these family members was employed by the Company until February 21, 2022 and received aggregate gross pay of $0.1 million in 2022 and nothing in 2023. The second family member received aggregate gross pay of $0.5 million in 2023 and $0.4 million in 2022, including the income from vested RSUs under the Plan. The third family member received aggregate gross pay of $0.2 million in 2023 and $0.2 million in 2022.

Payments to Coulter Management Group LLLP

The Company remitted $0.1 million in 2023 and $0.3 million in 2022 to Coulter Management Group LLLP, an entity owned by Mr. Coulter. These payments were made to cover certain proportionate costs of the Company, including health plan and IT contract expenses that were shared among Coulter Management and the RideNow entities for a period of time after the Company’s acquisition of RideNow.

Bidpath Software License

On January 19, 2022, the Audit Committee approved, and the Company entered into two agreements with Bidpath Incorporated, a company owned by Adam Alexander, a former director of the Company, that provided the Company with (i) a perpetual, non-exclusive license to the then-current source code, as well as all future source code, of foundational technology for our inventory management platform, and (ii) support and maintenance services, all of which remained in development prior to the Company’s termination of the contract effective August 31, 2023, pursuant to the contract’s terms.

The Company made no payments for the licenses in 2023 and paid $3.6 million in 2022. The Company paid Bidpath for support and maintenance services totaling $0.2 million in 2023 and $0.4 million in 2022. Upon termination of the contract, we recorded a $2.6 million impairment for the remaining amount of capitalized costs.

Ready Team Grow, LLC

The Company paid $0.1 million in 2023 and $0.2 million in 2022 to Ready Team Grow, LLC for employee recruiting services. This entity is owned by the domestic partner of the Company’s former CEO, Marshall Chesrown. The Company’s use of the entity ended in 2023.

Promissory Notes

In connection with the acquisition of RideNow in 2021, the Company assumed two promissory notes of $2.2 million as of the acquisition date due to entities controlled by Mr. Coulter and/or Mr. Tkach. Amounts due under these two promissory notes have been paid in full as of December 31, 2022.

Payments to RideNow Management, LLLP

On June 27, 2022, the Company repaid a loan of $0.7 million to RideNow Management LLLP, an entity owned equally by Mr. Coulter and Mr. Tkach.

RideNow Reinsurance Products

The Company sells extended service contracts, prepaid maintenance, GAP insurance, theft protection and tire and wheel products on vehicles sold to customers. Affiliate reinsurance companies previously controlled by and owned primarily by Mr. Couter and Mr. Tkach participated in the profits of these products sold through the RideNow locations. The Company paid approximately $0.1 million to these affiliated companies during 2022. The related party relationship ended February 1, 2022.

Settlement Agreement and Related Transactions

On November 8, 2022, the Company reached a global and binding settlement with Mr. Coulter and Mr. Tkach. The settlement agreement resolved all then pending claims before the Delaware Chancery Court, released certain potential and future claims between the parties, including matters relating to the purchase price adjustment in the RideNow Transaction, and resulted in no incremental consideration exchanging hands. Before the settlement, on October 12, 2022, Mr. Coulter and Mr. Tkach entered into an agreement with the Company agreeing to jointly make elections under IRC Section 338(h)(10) with respect to the Company’s acquisition of the stock of C&W Motors, Inc. with the RideNow Transaction. In consideration of the tax election, the Company provided Mr. Coulter and Mr. Tkach with $2,458,643 representing the excess tax incurred as a result of such election.

Berrard Death Benefit

On September 30, 2021, the Audit Committee approved the issuance of 154,731 shares of the Company’s Class B common stock as a gift of a death benefit to the widow and children of Mr. Berrard, the Company’s former Chief Financial Officer and director. Also, on September 30, 2021, the Audit Committee approved a gift of a death benefit to the widow and children of Mr. Berrard in an amount equal to (1) $1,338,400, which shall be paid in equal weekly installments beginning October 1, 2021 and ending June 30, 2024 and (2) the cash bonus paid to the Company’s Chief Executive Officer each quarter over the same period ending June 30, 2024, if and when paid to the Chief Executive Officer in accordance with the Company’s executive incentive program.

OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires that RumbleOn’s directors, executive officers and persons who beneficially own 10% or more of RumbleOn’s common stock file with the SEC initial reports of ownership and reports of changes in ownership of our stock and our other equity securities. To RumbleOn’s knowledge, based solely on a review of the copies of such reports furnished to RumbleOn and written representations that no other reports were required, during the year ended December 31, 2023, all such filing requirements applicable to RumbleOn’s directors, executive officers and greater than 10% beneficial owners were complied with except for a late Form 4 filing for Mr. Lawson to report a grant of 20,000 RSUs in March 2023. In addition, after December 31, 2023, the required Form 3 filing for Ms. Treadway was late, having been filed on March 15, 2024 for an event that occurred on February 12, 2024.

Copies of Form 10-K

A copy of our Annual Report for the year ended December 31, 2023 has been made available to all shareholders. Shareholders are referred to the Annual Report for financial and other information about the Company but the Annual Report is not incorporated in this Proxy Statement and is not part of the proxy soliciting material.

Additionally, you can find a copy of our Annual Report on 10-K, which includes our financial statements for the fiscal year ended December 31, 2023, on the SEC’s website, at www.sec.gov, or in the Investors section of our website at www.rumbleon.com. You may also obtain a printed copy of our Annual Report on Form 10-K, including our financial statements, free of charge, from us by sending a written request to: Investor Relations, RumbleOn, Inc., 901 W. Walnut Hill Lane, Suite 110A, Irving, Texas 75038. Exhibits will be furnished upon written request and payment of an appropriate processing fee.

SCAN TO VIEW MATERIALS & VOTE BROADRIDGE CORPORATE ISSUER SOLUTIONS C/O RUMBLEON, INC. P.O. BOX 1342 BRENTWOOD, NY 11717 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 3, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/RMBL2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 3, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V49921-P11058 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY RUMBLEON, INC. The Board of Directors recommends you vote FOR the following proposals: 1. Election of Directors Nominees: 1a. Mark Cohen 1b. William Coulter 1c. Michael Kennedy 1d. Rebecca Polak 1e. Steven Pully 1f. Michael Quartieri 1g. Mark Tkach For Withhold For Against Abstain 2. To approve, by non-binding vote, named executive officer compensation. 3. Ratification of the appointment of BDO USA, P.C. as the independent registered public accounting firm for the year ending December 31, 2024. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. V49922-P11058 RUMBLEON, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL VIRTUAL MEETING OF SHAREHOLDERS JUNE 4, 2024 The shareholder(s) hereby appoint(s) Michael Kennedy and Brandy Treadway, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A or Class B Common Stock of RumbleOn, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at Tuesday, June 4, 2024 or any adjournment or postponement thereof. The Annual Meeting of Shareholders will be held at 8:00 am Central Time on June 4, 2024 virtually at www.virtualshareholdermeeting.com/RMBL2024. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE